                            DISTRIBUTION AGREEMENT

                                    between

                           U.S. LONG DISTANCE CORP.

                                      and

                      BILLING INFORMATION CONCEPTS CORP.

                                 dated as of

                                July 10, 1996

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I. DEFINITIONS.....................................................  1
      Section 1.01.   General..............................................  1
      Section 1.02.   Terms Defined Elsewhere in Agreement.................  8

ARTICLE II. PRELIMINARY TRANSFERS..........................................  9
      Section 2.01.   Preliminary Transfers................................  9
      Section 2.02.   Transfers of Assets from Billing Group Subsidiaries
                        to USLD or Telecommunications Group Subsidiaries... 10
      Section 2.03.   Transfers Not Effected Prior to the Distribution..... 10
      Section 2.04.   Cooperation Regarding Assets......................... 10
      Section 2.05.   No Representations or Warranties; Consents........... 11
      Section 2.06.   Preliminary Transfer................................. 11
      Section 2.07.   Cash Allocation; Cash Management..................... 12

ARTICLE III. ASSUMPTION AND SATISFACTION OF LIABILITIES.................... 13
      Section 3.01.   Assumption and Satisfaction of Liabilities........... 13
      Section 3.02.   USLD and Billing Guarantees.......................... 13

ARTICLE IV. OBLIGATIONS FOR USLD WARRANTS

      Section 4.01.   Sharing of Warrant Obligations....................... 13
      Section 4.02.   Issuance of Billing Common Stock Upon Exercise
                        of Warrants........................................ 14
      Section 4.03.   Allocation of Exercise Price......................... 14
      Section 4.04.   Amendment to Warrants................................ 14

ARTICLE V. OBLIGATIONS FOR NON-PLAN OPTIONS................................ 15
      Section 5.01.   Grant of Non-Plan Option............................. 15

ARTICLE VI. THE DISTRIBUTION............................................... 15
      Section 6.01.   Cooperation Prior to the Distribution................ 15
      Section 6.02.   USLD Board Action; Conditions Precedent to the
                        Distribution....................................... 16
      Section 6.03.   The Distribution..................................... 17
      Section 6.04.   Securities Filings................................... 17

ARTICLE VII. INDEMNIFICATION............................................... 17
      Section 7.01.   Indemnification by USLD.............................. 17
      Section 7.02.   Indemnification by Billing........................... 18
      Section 7.03.   Insurance Proceeds................................... 18
      Section 7.04.   Procedure for Indemnification........................ 18
      Section 7.05.   Remedies Cumulative.................................. 20
      Section 7.06.   Survival of Indemnities.............................. 20


                                    (i)

ARTICLE VIII. CERTAIN ADDITIONAL MATTERS................................... 20
      Section 8.01.   Billing Board........................................ 20
      Section 8.02.   Resignations; USLD Board............................. 21
      Section 8.03.   Certificate and Bylaws............................... 21
      Section 8.04.   Certain Post-Distribution Transactions............... 21
      Section 8.05.   Billing Rights Plan.................................. 22
      Section 8.06.   Use of the "USLD" Name and the USLD Logo............. 22
      Section 8.07.   Noncompetition Agreement............................. 22

ARTICLE IX. ACCESS TO INFORMATION AND SERVICES............................. 23
      Section 9.01.   Provision of Corporate Records....................... 23
      Section 9.02.   Access to Information................................ 24
      Section 9.03.   Production of Witnesses.............................. 24
      Section 9.04.   Reimbursement........................................ 24
      Section 9.05.   Retention of Records................................. 25
      Section 9.06.   Confidentiality...................................... 25
      Section 9.07.   Privileged Matters................................... 25

ARTICLE X. INSURANCE....................................................... 27
      Section 10.01.  Policies and Rights Included Within the Billing
                        Group Assets....................................... 27
      Section 10.02.  Post-Distribution Date Claims........................ 27
      Section 10.03.  Administration and Reserves.......................... 28
      Section 10.04.  Agreement for Waiver of Conflict and Shared Defense.. 28

ARTICLE XI. MISCELLANEOUS.................................................. 29
      Section 11.01.  Complete Agreement; Construction..................... 29
      Section 11.02.  Expenses............................................. 29
      Section 11.03.  Governing Law........................................ 29
      Section 11.04.  Notices.............................................. 29
      Section 11.05.  Amendments........................................... 30
      Section 11.06.  Successors and Assigns............................... 30
      Section 11.07.  Termination.......................................... 30
      Section 11.08.  Subsidiaries......................................... 30
      Section 11.09.  No Third-Party Beneficiaries......................... 30
      Section 11.10.  Titles and Headings.................................. 30
      Section 11.11.  Exhibits and Schedules............................... 30
      Section 11.12.  Legal Enforceability................................. 30
      Section 11.13.  Arbitration of Disputes.............................. 30
      Section 11.14.  Prompt Action........................................ 31
      Section 11.15.  Applicability to Related Agreements.................. 31

INDEX OF EXHIBITS AND SCHEDULES............................................ 33



                                      (ii)

                           DISTRIBUTION AGREEMENT

      This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this 10th day of July, 1996, between U.S. Long Distance Corp., a Delaware corporation ("USLD"), and Billing Information Concepts Corp., a Delaware corporation and wholly-owned subsidiary of USLD ("Billing").

                                  RECITALS

      WHEREAS, USLD, through its subsidiaries, (i) provides direct dial long distance services, primarily to commercial customers, and operator services for the hospitality and private pay phone industries (the "Telecommunications Group") and (ii) provides billing clearinghouse and information management services for other direct dial long distance and operator services companies and for information providers, equipment suppliers and other telecommunication services providers (the "Billing Group").

      WHEREAS, the Board of Directors of USLD has determined that it is in the best interests of USLD and the stockholders of USLD to separate the Telecommunications Group and the Billing Group, and, in order to effect such separation, to cause certain USLD subsidiaries conducting the business of the Billing Group to merge with and into two wholly owned subsidiaries of Billing and for the Telecommunications Group to transfer to Billing certain assets and liabilities relating principally to the Billing Group, for the Billing Group to transfer to USLD and/or the Telecommunications Group certain assets and liabilities not relating principally to the Billing Group and to engage in certain other transactions (the "Preliminary Transfers"), and thereafter to distribute all of the outstanding shares of common stock, par value $.01 per share, of Billing to the holders of USLD Common Stock (the "Distribution");


      WHEREAS, in connection with the Distribution, Billing and USLD have determined that it is necessary and desirable to set forth the principal transactions required to effect the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                  ARTICLE I.

                                 DEFINITIONS

      Section 1.01. GENERAL. As used in this Agreement, the following terms shall have the following meanings.

            ACTION: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any government or other regulatory or administrative agency or commission or any arbitration tribunal.

            AFFILIATE: Means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of USLD shall not include Billing, the Billing Group Subsidiaries or any other Person that otherwise would be an Affiliate of USLD by reason of USLD's ownership of the capital stock of Billing prior to the Distribution or the fact that any officer or director of Billing or any of the Billing Group Subsidiaries shall also serve as an officer or director of USLD or any of the Telecommunications Group Subsidiaries, and (ii) the Affiliates of Billing shall not include USLD, the Telecommunications Group Subsidiaries or any other Person that otherwise would be an Affiliate of Billing by reason of USLD's ownership of the capital stock of Billing prior to the Distribution or the fact that any officer or director of Billing or any of the Billing Group Subsidiaries shall also serve as an officer or director of USLD or any of the Telecommunications Group Subsidiaries.

            AGENT:   Montreal Trust Company of Canada, as distribution agent
appointed by USLD to distribute the Billing Common Stock pursuant to the Distribution.

            BENEFIT PLANS AND EMPLOYMENT MATTERS ALLOCATION AGREEMENT: The Benefit Plans and Employment Matters Allocation Agreement between Billing and USLD, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of EXHIBIT A attached hereto.

            BILLING BOARD:  The Board of Directors of Billing.

            BILLING BOOKS AND RECORDS: The books and records (including computerized records) of Billing and the Billing Group Subsidiaries and any other books and records of USLD's Subsidiaries that relate principally to the Billing Group, are necessary to conduct the Billing Group Business, or are required by law to be retained by Billing or a Billing Group Subsidiary, including, without limitation, all such books and records relating to Billing Group Employees, all files relating to any Action being assumed by Billing as part of the Billing Group Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Billing, the Billing Group Subsidiaries or the Billing Group Business (but not including the USLD Books and Records, provided that Billing shall have access to, and have the right to obtain duplicate copies of, the USLD Books and Records that pertain to the Billing Group Business in accordance with the provisions of this Agreement).

            BILLING BYLAWS: The Bylaws of Billing, substantially in the form of EXHIBIT B, to be in effect at the Distribution Date.

            BILLING CERTIFICATE: The Amended and Restated Certificate of Incorporation of Billing, substantially in the form of EXHIBIT C, to be in effect at the Distribution Date.

            BILLING COMMON STOCK: The common stock, par value $.01 per share, of Billing (together with any rights issued pursuant to the Billing Rights Plan).

            BILLING GROUP: Billing and the Billing Group Subsidiaries, collectively.

            BILLING GROUP AGREEMENTS: All agreements to which USLD or any of the Telecommunications Group Subsidiaries is a party relating principally to the Billing Group Business.

            BILLING GROUP ASSETS:  (i) The Billing Group Subsidiaries' Stock;
(ii) the Transferred Intellectual Property; (iii) the Billing Books and Records;
(iv) the Billing Group Agreements; (v) all other assets, absolute or contingent, expressly to be assigned or allocated to Billing or the Billing Group Subsidiaries under this Agreement or the Related Agreements; and (vi) any other assets of USLD and its Subsidiaries used principally in the Billing Group Business and not held by Billing or one of the Billing Group Subsidiaries, but excluding any assets related to the USLD Group's direct billing function for the billing of direct dial long distance charges.

            BILLING GROUP BUSINESS: The business conducted by the Billing Group, as referenced in the recitals to this Agreement.

            BILLING GROUP EMPLOYEES: The meaning specified in the Benefit Plans and Employment Matters Allocation Agreement.

            BILLING GROUP LIABILITIES: (i) All of the Liabilities of the Billing Group under, or to be retained or assumed by Billing or any of the Billing Group Subsidiaries pursuant to, this Agreement or any of the Related Agreements; (ii) all Liabilities for payment, after the Distribution Date, of outstanding drafts of USLD and its Subsidiaries existing as of the Distribution Date attributable to the conduct of the Billing Group Businesses by the Billing Group; (iii) all Liabilities of the Billing Group Subsidiaries, other than Liabilities transferred to USLD or to any Telecommunications Group Subsidiary as part of the Preliminary Transfers; and (iv) all other Liabilities arising out of, or in connection with, any of the Billing Group Assets or the Billing Group Business, including common area maintenance or other adjustments under applicable lease agreements, but excluding any liabilities related to the USLD Group's direct billing function for the billing of direct dial long distance charges; PROVIDED, HOWEVER, that the Billing Group Liabilities shall not include any Financing Obligations of USLD or the Telecommunications Group Subsidiaries, except to the extent otherwise set forth above or reflected in the Billing Pro Forma Balance Sheet.

            BILLING GROUP POLICIES: All Policies, current or past, which are owned or maintained by or on behalf of USLD or any of its Affiliates or predecessors, which relate to the Billing Group Business and the Telecommunications Group Business, and which Policies are to be assigned to the Billing Group.

            BILLING GROUP SUBSIDIARIES:  The Subsidiaries identified on
SCHEDULE 1.01(a) and directly or indirectly controlled by Billing at the time of the Distribution.

            BILLING GROUP SUBSIDIARIES' STOCK: All of the issued and outstanding capital stock of the Billing Group Subsidiaries.

            BILLING GUARANTEE: (a) Any guarantee by Billing or any Billing Group Subsidiary of the performance or obligation of USLD or any Telecommunications Group Subsidiary under any agreement or obligation to which USLD or any Telecommunications Group Subsidiary is a party and (b) any continuing liability of Billing under any Billing Group Agreement transferred to USLD or any Telecommunications Group Subsidiary pursuant to this Agreement or retained by Billing and held by Billing in trust for USLD pursuant to Section
2.03 of this Agreement.

            BILLING PRO FORMA BALANCE SHEET: The Pro Forma Consolidated Balance Sheet of Billing as of June 30, 1996, attached hereto as EXHIBIT D.

            CREDIT SUPPORT FEE: A fee equal to one percent (1%) per annum of the monthly average guaranteed rental, performance and other obligations to which the credit support applies.

            CUT OFF DATE:  The day preceding the Record Date.



            DISTRIBUTION DATE: The date determined by the USLD Board as the date on which Distribution shall be effected, which Distribution Date is contemplated by the USLD Board to occur on or about August 2, 1996.


            DISTRIBUTION RECORD DATE: The date established by the USLD Board as the date for taking a record of the Holders of USLD Common Stock entitled to participate in the Distribution, which Distribution Record Date has been established as July 29, 1996, subject to the fulfillment on or before August 2, 1996 of certain conditions to the Distribution as provided in Section 6.02.


            FINANCING OBLIGATIONS:  All (i) indebtedness for borrowed money,
(ii) obligations evidenced by bonds, notes, debentures or similar instruments,
(iii) obligations under capitalized leases and deferred purchase arrangements,
(iv) reimbursement or other obligations relating to letters of credit or similar arrangements, and (v) obligations to guarantee, directly or indirectly, any of the foregoing types of obligations on behalf of others.

            HOLDERS: The holders of record of USLD Common Stock as of the Distribution Record Date.

            INFORMATION STATEMENT: The definitive Information Statement provided to holders of USLD Common Stock in connection with the Distribution.

            INSURANCE PROCEEDS: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

            INSURED CLAIMS: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

            IRS:  The Internal Revenue Service.

            LEASING AGREEMENT: The Leasing Agreement between USLD and Billing, pursuant to which USLD agrees to pay certain usage charges and expenses relating to the leasing of an airplane owned by Billing, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of EXHIBIT E attached hereto.

            LIABILITIES: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

            PERSON: Any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

            POLICIES: Insurance policies and insurance contracts of any kind relating to the Billing Group Business or the Telecommunications Group Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile, aircraft and workers' compensation insurance policies, and self-insurance arrangements, together with the rights and benefits thereunder.

            POST DISTRIBUTION BILLING CLOSING STOCK PRICE: The per share price equal to the average of the Billing Closing Stock Price for each of the ten consecutive trading days beginning on and including the Distribution Date.

            POST DISTRIBUTION USLD CLOSING STOCK PRICE: The per share price equal to the average of the USLD Closing Stock Price for each of the ten consecutive trading days beginning on and including the Distribution Date.

            PRELIMINARY TRANSFER INSTRUMENTS: Collectively, the various agreements, instruments and other documents to be entered into to effect the Preliminary Transfers and the assignment of assets and the assumption of Liabilities contemplated by this Agreement and the Related Agreements in the manner contemplated herein and therein.

            PRIVILEGES: All privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

            PRIVILEGED INFORMATION: All information to which USLD, Billing or any of their respective Subsidiaries are entitled to assert the protection of a Privilege.

            RELATED AGREEMENTS: All of the agreements, instruments, understandings, assignments or other arrangements set forth in writing, which are entered into in connection with the transactions contemplated hereby, including, without limitation, the Preliminary Transfer Agreements, the Benefit Plans and Employment Matters Allocation Agreement, the Tax Sharing Agreement, and the Transitional Services and Sublease Agreement and the Leasing Agreement.

            SHARED POLICIES: All Policies, current or past, that are owned or maintained by or on behalf of USLD or any of its Subsidiaries or their respective predecessors, which relate to both the Telecommunications Group Business and the Billing Group Business.

            SUBSIDIARY: With respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any corporate or non-corporate entity in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has an ownership interest and which is included in the consolidated financial reports of such Person consistent with generally accepted accounting principles.

            SUPPLEMENTAL WARRANT AGREEMENTS: The Amendments to the Warrant Certificates executed by USLD and Billing reflecting the adjustments to the Warrants necessary to implement the agreements set forth in Article IV.

            TAX OPINION: The Tax Opinion given by Arter & Hadden in connection with the Distribution.

            TAX SHARING AGREEMENT: The Tax Sharing Agreement between Billing and USLD, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of EXHIBIT F attached hereto.

            TELECOMMUNICATIONS GROUP AGREEMENTS: All agreements to which USLD or any of the Telecommunications Group Subsidiaries is a party relating principally to the Telecommunications Group Business.

            TELECOMMUNICATIONS GROUP ASSETS: The assets of USLD and the Telecommunications Group Subsidiaries including without limitation: (i) the capital stock of the Telecommunications Group Subsidiaries; (ii) the USLD Books and Records; (iii) all of the assets expressly to be retained by, or assigned or allocated to, USLD or any of the Telecommunications Group Subsidiaries under this Agreement or the Related Agreements, including assets relating to the USLD Group's direct billing function for the billing of direct dial long distance charges; and (iv) any other assets, absolute or contingent, of USLD and its Subsidiaries not comprising Billing Group Assets.

            TELECOMMUNICATIONS GROUP BUSINESS: The business conducted by the Telecommunications Group, as referenced in the recitals to this Agreement.

            TELECOMMUNICATIONS GROUP EMPLOYEES: The meaning specified in the Benefit Plans and Employment Matters Allocation Agreement.

            TELECOMMUNICATIONS GROUP LIABILITIES: (i) all of the Liabilities of USLD under, or to be retained or assumed by USLD or any of the Telecommunications Group Subsidiaries pursuant to, this Agreement or any of the Related Agreements; (ii) any Financing Obligations of USLD and its Subsidiaries not constituting Billing Group Liabilities; (iii) all Liabilities for payment of outstanding drafts of USLD attributable to the conduct of the Telecommunications Group or to the Billing Group (to the extent not considered a Billing Group Liability) existing as of the Distribution Date; (iv) all Liabilities transferred to USLD or the Telecommunications Group Subsidiaries in the Preliminary Transfers; (v) all other Liabilities arising out of, or in connection with, any of the Telecommunications Group Assets or the Telecommunications Group Business, including liabilities relating to the USLD Group's direct billing function for the billing of direct dial long distance charges; and (vi) all other Liabilities of USLD and its Subsidiaries not constituting Billing Group Liabilities, if any, as defined herein, whether past or present.

            TELECOMMUNICATIONS GROUP SUBSIDIARIES: All Subsidiaries of USLD, except Billing and the Billing Group Subsidiaries.

            TRANSFERRED INTELLECTUAL PROPERTY: The intangible properties and rights listed on Schedule 1.01(b) hereto to be conveyed by USLD to Billing in connection with the Distribution.

            TRANSITIONAL SERVICES AND SUBLEASE AGREEMENT: The Transitional Services and Sublease Agreement by and between USLD and Billing pursuant to which (a) such parties will provide to the other certain transitional services after consummation of the Distribution, (b)

Billing will agree to sublease certain space from USLD on a month-to-month basis and (c) Billing will assume all of the liabilities for certain other space from USLD until March 31, 1997, substantially in the form attached hereto as EXHIBIT G.

            USLD BOARD: The Board of Directors of USLD as it is constituted prior to the Distribution Date.

            USLD BOOKS AND RECORDS: The books and records (including computerized records) of USLD and the Telecommunications Group Subsidiaries and any other books and records of USLD's Subsidiaries that relate principally to the Telecommunications Group, are necessary to operate the Telecommunications Group, or are required by law to be retained by USLD or a Telecommunications Group Subsidiary, including, without limitation, all books and records relating to Telecommunications Group Employees, all files relating to any Action pertaining to the Telecommunications Group Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to USLD, the Telecommunications Group Subsidiaries or the Telecommunications Group Business (but not including the Billing Books and Records, provided that USLD shall have access to, and shall have the right to obtain duplicate copies of, the Billing Books and Records in accordance with the provisions of this Agreement.)

            USLD CLOSING STOCK PRICE: The Nasdaq Stock Market's National Market closing price per share for USLD Common Stock on the applicable date, trading regular way.

            USLD COMMON STOCK: The common stock, par value $.01 per share, of USLD.

            USLD GROUP: USLD and the Telecommunications Group Subsidiaries, collectively.

            USLD GUARANTEE: (a) Any guarantee by USLD or any Telecommunications Group Subsidiary of the performance or obligation of Billing or any Billing Group Subsidiary under any agreement or obligation to which Billing or any Billing Group Subsidiary is a party and (b) any continuing liability of USLD under any Telecommunications Group Agreement transferred to Billing or any Billing Group Subsidiary pursuant to this Agreement or retained by USLD and held by USLD in trust for Billing pursuant to Section 2.03 of this Agreement.

            USLD PRO FORMA BALANCE SHEET: The Pro Forma Consolidated Balance Sheet of USLD as of June 30, 1996, attached hereto as EXHIBIT H.

            WARRANTS: The Warrants (i) dated February 22, 1996 by and between USLD and Paytel Northwest, Inc. to purchase an aggregate of 100,000 shares of USLD Common Stock and (ii) dated February 23, 1996, by and between USLD and Communications Central, Inc. to purchase an aggregate of 125,000 shares of USLD Common Stock.

      Section 1.02. TERMS DEFINED ELSEWHERE IN AGREEMENT. Each of the following terms is defined in the Section set forth opposite such term:

      TERM                                                      SECTION

      Billing...............................................    Recitals
      Billing Applicable Percentage.........................      4.03
      Billing Group.........................................    Recitals
      Billing Indemnifiable Loss............................      7.01
      Billing Indemnitees...................................      7.01
      Billing Initial Trading Price.........................      4.03
      Billing Non-Plan Option...............................      5.01
      Billing Rights........................................      8.05
      Billing Rights Plan...................................      8.05
      Billing Suspension Period.............................      4.05
      Cash..................................................      2.07
      Consents..............................................      6.01
      Distribution..........................................    Recitals
      Exchange Act .........................................      6.02
      Indemnifiable Loss....................................      7.02
      Indemnifying Party....................................      7.03
      Indemnitee............................................      7.03
      Information...........................................      9.02
      Preliminary Transfers.................................    Recitals
      Sales Price...........................................      4.03
      Telecommunications Group..............................    Recitals
      Third-Party Claim.....................................      7.04
      Trading Day...........................................      4.03
      USLD..................................................    Recitals
      USLD Indemnifiable Loss...............................      7.02
      USLD Indemnitees......................................      7.02
      USLD Initial Cash Balance.............................      2.07
      USLD Initial Trading Price............................      4.03



                                  ARTICLE II.


                             PRELIMINARY TRANSFERS


      Section 2.01. PRELIMINARY TRANSFERS. Prior to the Distribution Date, USLD shall take or cause to be taken all actions necessary (i) to contribute two of its wholly owned subsidiaries (U.S. Billing Corp. and U.S.
Billing, Inc.) to Billing, (ii) to cause MegaPlus Dialing, Inc., its wholly owned subsidiary to sell to USLD for $8,785,000 all of the preferred and common shares of ZeroPlus Dialing, Inc. that it owns and then to dissolve,
(iii) to cause ZeroPlus Dialing, Inc. to redeem all the preferred and repurchase all of the common shares previously sold by

MegaPlus Dialing, Inc. to USLD for $8,785,000, (iv) cause its two subsidiaries engaged in the Billing Group Business (Zero Plus Dialing, Inc. and Enhanced Services Billing, Inc.) to be merged with U.S. Billing Corp. and U.S. Billing, Inc., with Zero Plus Dialing, Inc. and Enhanced Services Billing, Inc. surviving, and Zero Plus Dialing, Inc. changing its name to Billing Information Concepts, Inc., (v) to cause the transfer, assignment, delivery and conveyance to Billing or any Billing Group Subsidiary of all of USLD's and its Subsidiaries' right, title and interest in the remaining Billing Group Assets and (vi) to effect the cash allocation set forth in
Section 2.07 below.

      Section 2.02.   TRANSFERS OF ASSETS FROM BILLING GROUP SUBSIDIARIES TO
USLD OR TELECOMMUNICATIONS GROUP SUBSIDIARIES.   Prior to the Distribution
Date, Billing shall take or cause to be taken all action necessary to cause the transfer, assignment, delivery and conveyance to USLD or any Telecommunications Group Subsidiary of all of Billing's and its Subsidiaries' right, title and interest in the Telecommunications Group Assets, if any.

      Section 2.03. TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION. To the extent that any transfers required and legally made by this Article II shall not have been fully effected on the Distribution Date, the parties shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; PROVIDED, HOWEVER, that USLD and Billing and their respective Subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated effective as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. The parties agree that, except as set forth in this Section 2.03, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incidental thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

      Section 2.04. COOPERATION REGARDING ASSETS. In the case that at any time after the Distribution Date, Billing reasonably determines that any of the Telecommunications Group Assets are essential for the conduct of the Billing Group Business, or USLD reasonably determines that any of the Billing Group Assets are essential for the conduct of the Telecommunications Group Business, and the nature of such assets makes it impracticable for Billing or USLD, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective businesses, and reasonable provisions for the use thereof are not already included in the Related Agreements, then Billing (with respect to the Billing Group Assets) and USLD (with respect to the Telecommunications Group Assets) shall cooperate to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations (provided that such assets shall be required to be made available only until such time as the other party may reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations.)

      Section 2.05. NO REPRESENTATIONS OR WARRANTIES; CONSENTS. Except as specifically provided in this Agreement or in any Related Agreement, each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement, or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party, or (ii) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement. It is also agreed and understood that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the parties, as the case may be, and all such assets shall be "as is, where is" and "with all faults"; provided, however, that the absence of warranties shall have no effect upon the allocation of Liabilities under this Agreement and provided further that Billing represents and warrants that, prior to the Distribution Date, Billing and the Billing Group have maintained their cash balances, accounts payable, accounts receivable and borrowings under their line of credit with FINOVA Capital Corporation in a manner consistent with the customary practices of the Billing Group Business. Each party hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement, any Related Agreement or otherwise will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets. Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications that may be reasonably required for the consummation of the transactions contemplated by this Agreement and the Related Agreements, and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of the Billing Group and the USLD Group, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and Liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

      Section 2.06. PRELIMINARY TRANSFER INSTRUMENTS. In connection with the Preliminary Transfers, the merger of USLD's subsidiaries engaged in the Billing Group Business with wholly owned subsidiaries of Billing, the assignment of assets and the assumption of Liabilities and other related transactions contemplated by this Agreement and any Related Agreements, the parties shall execute, or cause to be executed by the appropriate entities, the Preliminary

Transfer Instruments in such forms as the parties shall reasonably agree. All transactions involving capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities and, to the extent required by applicable law, by notation on public registries.

      Section 2.07.   CASH ALLOCATION; CASH MANAGEMENT.

      (a) CASH ALLOCATION ON THE DISTRIBUTION DATE. As of the close of business on the Distribution Date, Billing shall transfer to USLD out of the cash bank balances and short-term investments ("Cash") that it and the Billing Group Subsidiaries then hold Cash in an amount necessary for USLD's working capital to be approximately $21,500,000 after taking into account the payment by USLD of the direct costs of the Distribution and all Preliminary Transfers ("USLD Initial Cash Balance"), and Billing shall retain all other Cash. The calculation of the cash amount to be transferred will be based on current assets and current liabilities as reported on the USLD balance sheet at June 30, 1996. To the extent practicable, the parties shall use their reasonable best efforts to take all necessary action to cause the Cash balances of the USLD Group immediately prior to consummation of the Distribution to equal the USLD Initial Cash Balance. In the event the actual Cash balances of the USLD Group as of the Distribution are less than the USLD Initial Cash Balance, the amount of the deficiency shall be recorded in the accounts of USLD and Billing as of the Distribution Date as a payable from Billing to USLD (which payable will be paid as promptly as practicable following the Distribution); and in the event the actual Cash balances of the USLD Group as of the Distribution Date exceeds the USLD Initial Cash Balance, the amount of such excess shall be recorded in the accounts of USLD and Billing as of the Distribution Date as a payable from USLD to Billing (which payable will be paid as promptly as practicable following the Distribution).

      (b) CASH MANAGEMENT AFTER THE DISTRIBUTION DATE. Billing shall establish and maintain a separate cash management system and accounting records with respect to the Billing Group effective as of 12:01 a.m. on the day following the Distribution Date. Thereafter, (i) any payments by USLD or the Telecommunications Group Subsidiaries on behalf of Billing or the Billing Group Subsidiaries in connection with the Billing Group (including, without limitation, any such payments in respect of Liabilities or other obligations of Billing or the Billing Group Subsidiaries under this Agreement and the Related Agreements) shall be recorded in the accounts of the Billing Group as a payable from the Billing Group to the USLD Group; (ii) any payments by Billing or the Billing Group Subsidiaries on behalf of USLD or the Telecommunications Group Subsidiaries in connection with the Telecommunications Group Business (including, without limitation, any such payments in respect of Liabilities or other obligations of USLD or the Telecommunications Group Subsidiaries under this Agreement and the Related Agreements) shall be recorded in the accounts of the USLD Group as a payable from the USLD Group to the Billing Group; (iii) any cash payments received by USLD and the Telecommunications Subsidiaries relating to the Billing Group Business shall be recorded in the accounts of the USLD Group as a payable from the USLD Group to the Billing Group; (iv) any cash payments received by Billing or the Billing Group Subsidiaries relating to the Telecommunications Group Business shall be recorded in the accounts of the Billing Group as a payable from the Billing

Group to the USLD Group; (v) Billing and USLD shall make adjustments for late deposits, checks returned for not sufficient funds and other post-Distribution Date transactions as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement and the Related Agreements; and (vi) the net balance due to the USLD Group or the Billing Group, as the case may be, in respect of the aggregate amounts of clauses (i), (ii), (iii), (iv) and (v) shall be paid by Billing or USLD, as appropriate, as promptly as practicable. For purposes of this Section 2.07(b), the parties contemplate that the Telecommunications Group Business and the Billing Group Business, including, but not limited to, the respective parties' administration of accounts payable and accounts receivable, will be conducted in the normal course.


                                 ARTICLE III.

                 ASSUMPTION AND SATISFACTION OF LIABILITIES

      Section 3.01.   ASSUMPTION AND SATISFACTION OF LIABILITIES.   Except as
set forth in the Benefit Plans and Employment Matters Allocation Agreement, the Tax Sharing Agreement, the Transition Services and Sublease Agreement, the Leasing Agreement or other Related Agreements, effective as of and after the Distribution Date, (a) Billing shall, and/or shall cause the Billing Group Subsidiaries to, assume, pay, perform and discharge in due course all of the Billing Group Liabilities, and (b) USLD shall, and/or shall cause the Telecommunications Group Subsidiaries, to assume, pay, perform and discharge in due course all of the Telecommunications Group Liabilities.

      Section 3.02. USLD AND BILLING GUARANTEES. (a) Billing shall use its reasonable best efforts to obtain the release of any USLD Guarantee existing on and after the Distribution Date. USLD shall use its best efforts to obtain the release of any Billing Guarantee existing on and after the Distribution Date.

      (b) Commencing on the first business day of calendar year 1997 after the Distribution, and on the first business day of each calendar year thereafter, Billing shall become obligated to pay to USLD, in cash, a Credit Support Fee in respect of each USLD Guarantee that was outstanding at any date during the immediately preceding calendar year and USLD shall become obligated to pay to Billing, in cash, a Credit Support Fee in respect of each Billing Guarantee that was outstanding at any date during the immediately preceding calendar year. The Credit Support Fee payable with respect to any USLD Guarantee or Billing Guarantee, as the case may be, shall be an amount equal to the Credit Support Fee times the average outstanding monthly balance of the principal amount of indebtedness for the applicable calendar year (and for calendar 1996 from the Distribution Date through December 31, 1996), the payment of which is guaranteed pursuant to the applicable USLD Guarantee or Billing Guarantee. The aggregate amount of any such Credit Support Fee shall be paid by January 31, of the applicable year.

                                  ARTICLE IV.

                         OBLIGATIONS FOR USLD WARRANTS


      Section 4.01. SHARING OF WARRANT OBLIGATIONS. USLD has issued certain Warrants, of which approximately 225,000 Warrants were outstanding and unexercised as of the date of this Agreement. USLD and Billing have agreed that, in connection with the Distribution, Billing will assume its proportionate share of the obligations represented by the Warrants, as set forth below in this Article IV.


      Section 4.02. ISSUANCE OF BILLING COMMON STOCK UPON EXERCISE OF WARRANTS. (a) Following the Distribution Record Date, upon exercise of a Warrant to purchase a share of USLD Common Stock and payment of the exercise price therefor, at USLD's option, the holder of the Warrant will be entitled to receive, in addition to each share of USLD Common Stock issuable upon exercise of the Warrant, one share of Billing Common Stock. Upon receipt of a notice of exercise of Warrants, USLD, if it so elects, will promptly provide notice thereof to Billing or a transfer agent designated by Billing to receive such notice (which notice will contain the number of shares of Billing Common Stock issuable by Billing in connection with such exercise, the person in whose name such shares are to be issued and the address for delivery of the share certificates issuable to such person); and in such event Billing shall promptly thereafter (and in any event within five Business Days after receipt of such notice) issue the shares of Billing Common Stock as set forth in such notice. Billing and USLD will, and will cause their respective transfer agents to, work together in good faith to establish procedures to ensure that such notices are received by Billing, and such shares are issued by Billing, as promptly as practicable.


      (b) Notwithstanding the provisions of Section 4.02(a) above, Billing shall not be required to issue any frational shares of Billing Common Stock upon exercise of any Warrant. If any fraction of a share of Billing Common Stock would, except for the provision of this Section 4.02(b), be issuable on the exercise of any Warrants, Billing shall pay to the exercising Warrant holder (in lieu of issuance of such fractional share) an amount in cash equal to such fraction multiplied by the Billing Warrant Exercise Amount, where the "Billing Warrant Exercise Amount" equals the Billing Applicable Percentage (as defined below) multiplied by the exercise price paid by the Warrant holder upon such exercise.


      Section 4.03. ALLOCATION OF EXERCISE PRICE. In the event Billing is required to issue shares of Billing Common Stock pursuant to Section 4.02 above, Billing shall be entitled to receive the Billing Applicable
Percentage (as defined below) of the exercise price paid upon the exercise of any Warrants (which exercise price currently is $12.50 per share for the Warrants held by Paytel Northwest, Inc. and $12.50 per share for the Warrants held by Communications Central, Inc.). Such Billing Applicable Percentage shall be paid over to Billing by USLD as promptly as practicable following USLD's receipt of the exercise price for any Warrants. The term "Billing Applicable Percentage" shall mean the result of the following calculation, expressed as a percentage: (i) the Post Distribution Billing Closing Stock Price, DIVIDED BY (ii) the sum of (x) the Post Distribution Billing Closing Stock Price PLUS (y) the Post Distribution USLD Closing Stock Price.

      Section 4.04. AMENDMENT TO WARRANTS. At USLD's option and request, Billing agrees to execute prior to the Supplemental Warrant Agreements reflecting any changes necessary to implement the agreements set forth in this
Article IV.



                                  ARTICLE V.

                      OBLIGATIONS FOR NON-PLAN OPTIONS

      Section 5.01. GRANT OF NON-PLAN OPTION. (a) Billing agrees to grant to a former USLD Director who has agreed to join the Board of Directors of Billing, in consideration of his joining the Billing Board of Directors and to replace an unvested option for 5,000 of USLD Common Stock, a non-qualified stock option of Billing to purchase 5,000 shares of Billing Common Stock ("Billing "Non-Plan Option") at an exercise price that preserves the current spread between the exercise price of the USLD unvested option and the price of the USLD Common Stock as of the Cut Off Date.


      (b) For purposes of determining the exercise price of the Billing Non-Plan Option, the following formula shall be used to maintain the holder's exercise price spread per share from the unvested USLD option to the Billing Non-Plan Option. The exercise price spread per share shall be maintained by setting the exercise price for the Billing Non-Plan Option so that the differences between (a) the Post Distribution Billing Closing Stock Price and
(b) the adjusted price of the Billing Non-Plan Option shall be equal to the difference between (y) the USLD Closing Price on the day prior to the Record Date and (z) the exercise price of the former Director's USLD unvested option on the day prior to the Record Date.


      (c) The obligation of Billing to issue Billing Common Stock upon the exercise of the Billing Non-Plan Option shall be adjusted in accordance with paragraph 5.01(b). Except for that adjustment, the terms of the Billing Non-Plan Option will be the same as those in effect for the USLD unvested option prior to the Distribution.


      (d) Billing agrees to execute and deliver to the Billing Non-Plan Option holder following the Distribution the Billing Non-Plan Option agreement.



                                  ARTICLE VI.

                               THE DISTRIBUTION

      Section 6.01.   COOPERATION PRIOR TO THE DISTRIBUTION.

      (a) Billing and USLD shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof that are appropriate to reflect the establishment of, or amendments to, any employee benefits plans and other plans contemplated by the Benefit Plans and Employment Matters Allocation Agreement.

      (b) Billing and USLD shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.

      (c) Billing and USLD shall use all reasonable efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby ("Consents").

      (d) Billing and USLD will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements.

      Section 6.02. USLD BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. The USLD Board shall, in its discretion, establish any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions have been satisfied:

            (i) the transactions contemplated by Section 2.01 shall have been consummated in all material respects;

            (ii) the Billing Board, comprised as contemplated by Section 8.01, shall have been elected by USLD, as sole stockholder of Billing, and the Billing Certificate and Billing Bylaws shall have been adopted and shall be in effect;

            (iii) USLD shall have received the opinion of The Chicago Corporation substantially in the Form of EXHIBIT I and such opinion shall not have been withdrawn;

            (iv) USLD shall have received the opinion of Houlihan, Lokey, Howard & Zukin, Inc. substantially in the form of EXHIBIT J and such opinion shall not have been withdrawn;

            (v) USLD shall have received the Tax Opinion of Arter & Hadden substantially in the form of EXHIBIT K and such opinion shall not have been withdrawn;

            (vi) the Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), filed by Billing shall have been declared effective by the Commission and not be subject to further comment by the Staff of the Commission;

            (vii)  Billing and USLD shall have entered into the Related
Agreements;

            (viii) Billing's application to effect the listing of the Billing Common Stock on the Nasdaq National Market shall have become effective;

            (ix) the transactions contemplated hereby shall be in compliance with applicable federal and state securities laws and USLD shall have received a satisfactory "no action letter" from the Commission with regard to exemptions from registration of the Distribution and related matters;

            (x) USLD shall have received such consents, and shall have received executed copies of such agreements and amendments of agreements, as it shall deem necessary in connection with the completion of the transactions contemplated by this Agreement;

            (xi) no legal proceedings affecting or otherwise arising out of the transactions contemplated hereby or which could otherwise affect USLD or Billing in a materially adverse manner shall have been commenced or threatened against USLD, Billing or the directors or officers of either USLD or Billing; and

            (xii) no material adverse change shall have occurred with respect to USLD or Billing, the securities markets or general economic or financial conditions which shall, in the reasonable judgment of USLD and Billing, make the transactions contemplated by this Agreement inadvisable.

PROVIDED, HOWEVER, that (x) any such condition may be waived by the USLD
Board in its sole discretion, and (y) the satisfaction of such conditions shall not create any obligation on the part of USLD or any other party hereto to effect the Distribution or in any way limit USLD's power of termination set forth in Section 11.07 or alter the consequences of any such termination from those specified in such Section.

      Section 6.03. THE DISTRIBUTION. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, USLD shall deliver to the Agent a share certificate representing all of the then outstanding shares of Billing Common Stock owned by USLD and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such Billing Common Stock to the Holders. Billing agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

      Section 6.04. SECURITIES FILINGS. For a period of five years after the Distribution Date, each of USLD and Billing shall provide to the other, promptly following such time at which such documents shall be filed with the Commission, copies of all documents which shall be publicly filed with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.


                                 ARTICLE VII.

                               INDEMNIFICATION

      Section 7.01. INDEMNIFICATION BY USLD. Except as otherwise expressly set forth in a Related Agreement, USLD shall indemnify, defend and hold harmless Billing and each of the Billing Group Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing

(the "Billing Indemnitees") from and against the Telecommunications Group Liabilities and any and all losses, Liabilities, damages including without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "Billing Indemnifiable Losses" and, individually, a "Billing Indemnifiable Loss") of the Billing Indemnitees arising out of or due to the failure or alleged failure of USLD, any Telecommunications Group Subsidiary, or any of their respective Affiliates to
(i) pay, perform or otherwise discharge in due course any of the Telecommunications Group Liabilities, or (ii) comply with the provisions of
Section 7.04. To the extent that counsel is provided to Billing under this indemnification, such counsel shall be selected by USLD and such counsel may include its in-house corporate counsel.

      Section 7.02. INDEMNIFICATION BY BILLING. Except as otherwise expressly set forth in a Related Agreement, Billing shall indemnify, defend and hold harmless USLD and each of the Telecommunications Group Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "USLD Indemnitees") from and against the Billing Group Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "USLD Indemnifiable Losses" and, individually, a "USLD Indemnifiable Loss") of the USLD Indemnitees arising out of or due to the failure or alleged failure of Billing, any Billing Group Subsidiaries, or any of their respective Affiliates to (i) pay, perform or otherwise discharge in due course any of the Billing Group Liabilities or (ii) comply with the provisions of Section 7.04. The "Billing Indemnifiable Losses" and the "USLD Indemnifiable Losses" are collectively referred to as the "Indemnifiable Losses." To the extent that counsel is provided to USLD under this Indemnification, such counsel shall be selected by Billing and such counsel may include its in-house corporate counsel.

      Section 7.03. INSURANCE PROCEEDS. The amount that any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to Section 7.01 or Section 7.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

      Section 7.04. PROCEDURE FOR INDEMNIFICATION. (a) Except as may be set forth in a Related Agreement, if an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a
"Third-Party Claim"), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party
Claim; PROVIDED, that the failure of any Indemnitee to give notice as required by this Section 7.04 shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

      (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 20 days of the receipt of notice from an Indemnitee in accordance with Section 7.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 20 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article VII for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; PROVIDED, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under
Section 7.01 or 7.02, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within 10 days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceeds therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option
(ii).

      (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

      (d) Any claim on account of an Indemnifiable Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

      (e) In addition to any adjustments required pursuant to Section 7.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

      (f) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

      Section 7.05.   REMEDIES CUMULATIVE.  The remedies provided in this
Article VII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

      Section 7.06. SURVIVAL OF INDEMNITIES. The obligations of each of Billing and USLD under this Article VII shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.


                                 ARTICLE VIII.

                          CERTAIN ADDITIONAL MATTERS

      Section 8.01. BILLING BOARD. Billing and USLD shall take all actions which may be required to constitute, effective as of the Distribution Date, the following persons as the directors of Billing: Parris H. Holmes, Jr., Alan W. Saltzman, Lee Cooke and James E. Sowell.


      Section 8.02. RESIGNATIONS; USLD BOARD. Billing shall cause all of its directors and Billing Group Employees to resign, effective as of the Distribution Date, from all boards of directors or similar governing bodies of USLD or any of its Subsidiaries on which they serve, and from all positions as officers or employees of USLD or any of its Subsidiaries in which they serve, except that Parris H. Holmes, Jr. shall serve as a director of both Billing and USLD and as Chairman of both the USLD Board and the Billing Board. USLD shall cause all of its directors and the Telecommunications Group Employees to resign from all boards of directors or similar governing bodies of Billing or any of its Subsidiaries on which they serve, and from all positions as officers or employees of Billing or any of its Subsidiaries in which they serve, except that Parris H. Holmes, Jr. shall serve as a director of both Billing and USLD and as Chairman of both the USLD Board and the Billing Board and as Chief Executive Officer of Billing.

      Section 8.03. CERTIFICATE AND BYLAWS. On or prior to the Distribution Date, Billing shall adopt the Billing Certificate and the Billing Bylaws, and shall file the Billing Certificate with the Secretary of State of the State of Delaware. USLD shall provide all necessary stockholder approvals for the Billing Certificate prior to the filing of the Billing Certificate with the Secretary of State of the State of Delaware.

      Section 8.04.   CERTAIN POST-DISTRIBUTION TRANSACTIONS.


      (a) BILLING. (i) Billing shall, and shall cause each of the Billing Group Subsidiaries to, comply with each representation and statement made, or to be made, to any Person in connection with the Tax Opinion with respect to any transaction contemplated by this Agreement, and (ii) until the second anniversary of the Distribution Date, neither Billing nor any of its Subsidiaries shall (a) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or otherwise, of any substantial portion of its assets, (b) repurchase or issue any Billing capital stock (other than stock issued pursuant to employee plans or outstanding options or Warrants), or (c) in the case of Billing, cease the active conduct of a material portion of its business independently, with its own employees and without material change, unless, in each of cases (a), (b) and
(c), in the opinion of counsel to Billing, which opinion shall be reasonably satisfactory to USLD, or pursuant to a favorable IRS letter ruling or tax opinion reasonably satisfactory to USLD, such act or omission would not adversely affect the tax consequences of the Distribution to USLD or the stockholders of USLD, as set forth in any ruling issued by any taxing authority or tax opinion; and Billing has no present intention to take any such actions.


      (b) USLD. (i) USLD shall, and shall cause each of the Telecommunications Group Subsidiaries to comply with each representation and statement made, or to be made, to any Person in connection with the Tax Opinion with respect to any transaction contemplated by this Agreement; and (ii) until the second anniversary of the Distribution Date, neither USLD nor any of its Subsidiaries shall (a) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or otherwise, of any substantial portion of its assets (other than Billing Group Assets in connection with the Distribution or transactions effected in contemplation thereof), (b) repurchase or issue any capital stock of USLD (other than stock issued pursuant to employee plans or outstanding options or Warrants), or (c) in the case of USLD, cease the active conduct of a material portion of its business independently, with its own employees and without material change, unless, in each of cases (a), (b) and (c), in the opinion of counsel to USLD, which opinion shall be reasonably satisfactory to Billing, or pursuant to a favorable IRS letter ruling or tax opinion reasonably satisfactory to Billing, such act or omission would not adversely affect the tax consequences of the Distribution to Billing or the stockholders of Billing, as set forth in any ruling issued by any taxing authority or tax opinion; and USLD has no present intention to take any such actions.

      Section 8.05. BILLING RIGHTS PLAN. Prior to the Distribution Date, the Billing Board may elect, in its sole discretion, to recommend that Billing adopt a stockholder rights plan (the "Billing Rights Plan"). The Billing Rights Plan will be substantially similar to the USLD Rights Plan and will provide for the distribution of preferred share purchase rights ("Billing Rights") with respect to each share of Billing Common Stock. The Billing Rights will be attached to the Billing Common Stock and will not be exercisable, or transferrable apart from the Billing Common Stock, unless and until certain events occur. If certain events occur relating to the acquisition by an acquiring person of Billing Common Stock, or a merger or other combination of Billing with an acquiring person, the Billing Rights will entitle holders (other than the acquiring person) to purchase either Billing Common Stock or common stock of the acquiring person at a discount. The specific terms of the Billing Rights will be determined by the Board of Directors of Billing consistent with the description thereof in the Information Statement.

      Section 8.06.   USE OF THE "USLD" NAME AND THE USLD LOGO.
Notwithstanding anything to the contrary in this Agreement (including the conveyance to Billing of the Transferred Intellectual Property) or in any Related Agreement, the parties hereto agree that USLD shall retain the exclusive right to use the mark "USLD" without limitation or expiration and the right to use the USLD Logo following the Distribution.

      Section 8.07. NONCOMPETITION AGREEMENT; RESTRICTED TRANSACTIONS. (a) Each USLD and Billing agrees that for a period of one (1) year after the Distribution Date, whether a breach of this Agreement or any Related Agreement is alleged or not, neither USLD nor Billing will, without the prior written consent of the other, which consent may be withheld in the sole discretion of each, engage, whether for compensation or not, as an owner, partner, stockholder, investor or in any other capacity whatsoever in any activity or endeavor that competes directly or indirectly with the business of the other as engaged in, or proposed to be engaged in, as of the Distribution Date; provided, however, that nothing contained herein shall prohibit either USLD or Billing from engaging in a merger, consolidation or other business combination with another person or entity with departments or divisions that competes with either USLD or Billing, as the case may be. Such restriction applies worldwide.

      (b) Each USLD and Billing further agrees for a period of six (6) months after the Distribution Date, notwithstanding any allegation of breach of this Agreement or any Related Agreement, not, without the prior written consent of the other, to solicit, influence or attempt to influence any employee of the other to terminate his or her employment or other contractual relationship with his or her respective employer for any reason including, without limitation, working for such soliciting party. Either Billing or USLD may elect to pay to the other fifty percent (50%) of the total previous 12 months salary and bonus of any employee of the other for the privilege of soliciting the employment of such employee without the necessity of obtaining the consent of the employing party.

      (c) The covenants of USLD and Billing contained in Section 8.07 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by USLD or Billing against the other will not constitute a defense to the enforcement of said covenants. Each USLD and Billing further agrees and acknowledges that this Section 8.07 (1) is reasonable as to length of time, scope and geographic area for purposes of protecting the commercial advantages enjoyed by each USLD and Billing, (2) does not impose a greater restraint than is necessary to protect the goodwill or business interests of each USLD and Billing and (3) is more than adequately paid for in the consideration derived by each USLD and Billing under this Agreement. Each of USLD and Billing also agree that the arbitrators (under Section 11.13) have jurisdiction to modify any provisions of this Section 8.07 in accordance with the court's or arbitrators' respective ruling as to reasonableness or scope of application and that this Agreement shall remain enforceable as modified or amended in the jurisdiction where this Agreement is so modified or amended.

                                  ARTICLE IX.

                     ACCESS TO INFORMATION AND SERVICES

      Section 9.01.   PROVISION OF CORPORATE RECORDS.

      (a) Except as may otherwise be provided in a Related Agreement, USLD shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at Billing's cost) to Billing of the Billing Books and Records in USLD's possession, except to the extent such items are already in the possession of Billing or a Billing Subsidiary. The Billing Books and Records shall be the property of Billing, but shall be available to USLD for review and duplication until USLD shall notify Billing in writing that such records are no longer of use to USLD.

      (b) Except as otherwise provided in a Related Agreement, Billing shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in
Article II, for the transportation (at USLD's cost) to USLD of the USLD Books and Records in Billing's possession, except to the extent such items are already in the possession of USLD. The USLD Books and Records shall be the property of USLD, but the USLD Books and Records that reasonably relate to the Billing Group

Business shall be available to Billing for review and duplication until Billing shall notify USLD in writing that such records are no longer of use to Billing.

      Section 9.02.   ACCESS TO INFORMATION.

      Except as otherwise provided in a Related Agreement, from and after the Distribution Date, USLD shall afford to Billing and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "INFORMATION") within USLD's possession insofar as such access is reasonably required by Billing for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in a Related Agreement, Billing shall afford to USLD and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Billing's possession, insofar as such access is reasonably required by USLD for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this Article IX for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes for fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. The parties hereby agree that Billing shall also grant to USLD reasonable access to data maintained by Billing after the Distribution that contain data and other information reasonably related to the Telecommunications Group Assets or the Telecommunications Group Business, for purposes of review and retrieval of such data (including the generation of reports containing such data). USLD agrees to reimburse Billing for the reasonable costs of the use of such computer systems. The parties also agree that USLD shall grant to Billing reasonable access to data maintained by USLD after the Distribution that certain data and other information reasonably related to the Billing Group Assets or the Billing Group Business, for purposes of review and retrieval of such data (including the generation of reports containing such data). Billing agrees to reimburse USLD for the reasonable costs of the use of such computer systems.

      Section 9.03. PRODUCTION OF WITNESSES. At all times from and after the Distribution Date, each of Billing and USLD shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

      Section 9.04. REIMBURSEMENT. Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witness services to the other party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witness services.

      Section 9.05. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of Billing and USLD may destroy or otherwise dispose of any of the Information, which is material Information and is not contained in other Information retained by USLD or Billing, as the case may be, at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

      Section 9.06. CONFIDENTIALITY. Each of USLD and its Subsidiaries on the one hand, and Billing and its Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement or the Related Agreements (except to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers or other consultants and advisors, unless compelled to disclose by judicial or administrative process, or as reasonably advised by its counsel or by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between the USLD Group and the Billing Group, (y) any contractual agreement to which the USLD Group or the Billing Group are currently parties, or (z) in exercise of either party's rights hereunder or under any Related Agreement.

      Section 9.07. PRIVILEGED MATTERS. Billing and USLD recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both the USLD Group and the Billing Group and that both the USLD Group and the Billing Group should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

      (a) USLD shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the Telecommunications Group, whether or not Privileged Information is in the possession of or under the control of USLD or Billing. USLD shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Telecommunications Group Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by USLD, whether or not the Privileged Information is in the possession of or under the control of USLD or Billing.

      (b) Billing shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the Billing Group, whether or not the Privileged Information is in the possession of or under the control of USLD or Billing. Billing shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Billing Group Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Billing, whether or not the Privileged Information is in the possession of Billing or under the control of USLD or Billing.

      (c) Billing and USLD agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.07, with respect to all Privileges not allocated pursuant to the terms of Sections 9.07(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes, or other matters that involve both Billing and USLD in respect of which Billing and USLD retain any responsibility or liability under this Agreement or any Related Agreement, shall be subject to a shared Privilege.

      (d) No party may waive any Privilege that could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection
(e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

      (e) In the event of any litigation or dispute between a member of the USLD Group and a member of the Billing Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the USLD Group and the Billing Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

      (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

      (g) Upon receipt by any party of any subpoena, discovery or other request that arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 9.07 or otherwise to prevent the production or disclosure of such Privileged Information.

      (h) The transfer of the Billing Books and Records and the USLD Books and Records and other Information between USLD and its Subsidiaries and Billing and its Subsidiaries, is made in reliance on the agreement of Billing and USLD, as set forth in Sections 9.06 and 9.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges.
The access to information being granted pursuant to Sections 9.01 and 9.02 hereof, the agreement to provide witnesses and individuals pursuant to Section
9.03 hereof and the transfer of Privileged Information between USLD and its Subsidiaries and Billing and its Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.


                                  ARTICLE X.

                                  INSURANCE

      Section 10.01. POLICIES AND RIGHTS INCLUDED WITHIN THE BILLING GROUP ASSETS. Without limiting the generality of the definition of the Billing Group Assets set forth in Section 2.01 or the effect of Section 2.01, the Billing Group Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the Billing Group or, to the extent any claim is made against Billing or any of its Subsidiaries, the Telecommunications Group, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; PROVIDED, HOWEVER, that nothing in this clause shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Billing and (b) the Billing Group Policies.


      Section 10.02. POST-DISTRIBUTION DATE CLAIMS. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against Billing or any of its Subsidiaries with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the Billing Group Business or, to the extent any claim is made against Billing or any of its Subsidiaries, the Telecommunications Group Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, USLD shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Billing any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; PROVIDED, HOWEVER, that nothing in this sentence shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to Billing.

      Section 10.03. ADMINISTRATION AND RESERVES. (a) Notwithstanding the provisions of Article III, but subject to any contrary provisions of any Related Agreement, from and after the Distribution Date:

            (i) Billing shall be entitled to any reserves established by USLD or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Billing Group Liabilities; and

            (ii) USLD shall be entitled to any reserves established by USLD or any of its Subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Telecommunications Group Liabilities.

      (b) INSURANCE PREMIUMS. Billing shall have the right but not the obligation to pay the premiums, to the extent that USLD does not pay premiums with respect to Telecommunications Group Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies and the Billing Group Policies, as required under the terms and conditions of the respective Policies, whereupon USLD shall forthwith reimburse Billing for that portion of such premiums paid by Billing as are attributable to the Telecommunications Group Liabilities. USLD shall provide continued coverage under its director and officer liability insurance policy for a period of not less than five years for acts that took place or were alleged to have taken place prior to the Distribution Date covering persons who were directors and officers of USLD prior to the Distribution Date. Fifty percent of the additional premiums, if any, for such coverage shall be reimbursed by Billing within 15 days of the Distribution Date. Such coverage for director and officer liability insurance shall not be discontinued by USLD without the consent of Billing, which consent shall not be unreasonably withheld.

      (c) ALLOCATION OF INSURANCE PROCEEDS. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Billing with respect to the Billing Group Liabilities and to USLD with respect to the Telecommunications Group Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

      Section 10.04. AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Insured Claims of both Billing and USLD exist relating to the same occurrence, Billing and USLD agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                                  ARTICLE XI.

                                 MISCELLANEOUS

      Section 11.01. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Schedules and Exhibits and the Related Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Related Agreements, then the Related Agreements shall control.

      Section 11.02. EXPENSES. Except as otherwise set forth in this Agreement or any Related Agreement, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution and with the consummation of the transactions contemplated by this Agreement shall be charged to the party for whose benefit the expenses are incurred, with any expenses that cannot be allocated on such basis to be split equally between the parties.

      Section 11.03. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

      Section 11.04. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

            To Billing:

                   Billing Information Concepts Corp.
                   9311 San Pedro, Suite 400
                   San Antonio, Texas 78216
                   Attention:  President

            To USLD:

                   U.S. Long Distance Corp.
                   9311 San Pedro, Suite 100
                   San Antonio, Texas 78216
                   Attention:  President

      Section 11.05. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

      Section 11.06. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

      Section 11.07. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the USLD Board without the approval of Billing or of USLD's stockholders. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

      Section 11.08. SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

      Section 11.09. NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third-parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      Section 11.10. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      Section 11.11. EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

      Section 11.12. LEGAL ENFORCEABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

      Section 11.13. ARBITRATION OF DISPUTES. (a) Any controversy or claim arising out of this Agreement or any Related Agreement, or any breach of this Agreement or any Related Agreement, including any controversy relating to a determination of whether specific assets constitute Billing Group Assets or Telecommunications Group Assets or whether specific Liabilities constitute Billing Group Liabilities or Telecommunications Group Liabilities, but excluding any controversy relating to the matters set forth in Section 2.06, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect, as modified by this Section 11.13 or by the further agreement of the parties.

      (b)   Such arbitration shall be conducted in Bexar County, Texas.

      (c) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement or the Related Agreements.

      (d) Nothing contained in this Section 11.13 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 11.13. The parties agree that any legal remedy available to a party with respect to a breach of this Section 11.13 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 11.13.

      (e) The Parties hereby consent to the jurisdiction of the federal courts located in the State of Texas for all purposes under this Agreement.

      (f) Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any Related Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

      (g) Each party shall bear its own costs incurred in the arbitration. If either party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this Section 11.13, and instead commences any other proceeding, including, without limitation, litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.

      Section 11.14.  PROMPT ACTION.   Where the terms of this Agreement
require payment or action "as promptly as possible," "as soon as practicable," or "as soon as possible" such payment or action shall be made or taken, as the case may be, within five (5) business days.

      Section 11.15. APPLICABILITY TO RELATED AGREEMENTS. To the extent that an issue or question arises under a Related Agreement and such issue or question is not specifically addressed in the Related Agreement (i.e. indemnification; access to information, confidentiality, etc.), such issue or question shall be governed by the applicable provisions in this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.


                                       U.S. LONG DISTANCE CORP.


                                       By: /s/  LARRY M. JAMES
                                          --------------------------------
                                       Title:   President
                                             -----------------------------

                                       BILLING INFORMATION CONCEPTS CORP.


                                       By: /s/  ALAN W. SALTZMAN
                                          --------------------------------
                                       Title:   President
                                             -----------------------------

                        INDEX OF EXHIBITS AND SCHEDULES

                                                                    REFERENCED
                                                                         ON
EXHIBITS                                                                PAGE
- --------                                                            ----------


Exhibit A

       Benefit Plans and Employment Matters Allocation Agreement........ 2

Exhibit B

       Billing Bylaws................................................... 3

Exhibit C

       Amended and Restated Certificate of Incorporation of Billing..... 3

Exhibit D

       Billing Pro Forma Consolidated Balance Sheet..................... 4

Exhibit E

       Leasing Agreement................................................ 5

Exhibit F

       Tax Sharing Agreement............................................ 6

Exhibit G

       Transitional Services and Sublease Agreement..................... 7

Exhibit H

       USLD Pro Forma Consolidated Balance Sheet........................ 8

Exhibit I

       Opinion of The Chicago Corporation.............................. 16

Exhibit J

       Opinion of Houlihan Lokey....................................... 16

Exhibit K

       Opinion of Arter & Hadden....................................... 16



SCHEDULES

1.01(a) Billing Group Subsidiaries....................................   7

1.01(b) Transferred Intellectual Property ............................   7

                                SCHEDULE 1.01(a)



                           BILLING GROUP SUBSIDIARIES



Billing Information Concepts, Inc., a Delaware corporation (100%)

Enhanced Services Billing, Inc. a Delaware corporation (100%)

InterLata Aviation, Inc., a Texas corporation (100%)

                                SCHEDULE 1.01(b)



                        TRANSFERRED INTELLECTUAL PROPERTY



                                      NONE